Exhibit 10.1

Execution Version

INTEREST AND LOAN PURCHASE AGREEMENT

This Interest and Loan Purchase Agreement (the “Agreement”), dated as of November 14, 2008 (the “Effective Date”), by and among Vanco plc (in administration), a company incorporated under the laws of England and Wales with registered company number 3470117 (“Seller”), Simon John Granger and Chad Griffin, each an insolvency practitioner of FTI Consulting Limited, a company incorporated under the laws of England and Wales with registered company number 04805205, in their respective capacities as joint administrators of Seller (collectively, “Administrators”), and Capital Growth Acquisition, Inc., a corporation organized under the laws of Delaware (“Buyer”).

WHEREAS, Administrators were appointed to act as joint administrators of Seller on May 25, 2008 by Lloyds TSB Bank plc in accordance with paragraph 14 to Schedule B1 to the (English) Insolvency Act 1986;

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all issued and outstanding limited liability company interests of Vanco Direct USA, LLC, a Delaware limited liability company (the “Company” or “VDUL”) on the terms and subject to the conditions set forth herein;

WHEREAS, in connection with Buyer’s acquisition of the Units (as defined below), Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of Seller’s rights, title and interest in that certain Intercompany Loan Agreement, dated May 25, 2008, by and between VDUL as borrower and Seller as Lender (the “Loan”), and pursuant to which Seller agreed to loan VDUL up to £5,000,000, with $3,851,176 outstanding as of the Effective Date (the purchase and sale of the Units and Loan shall hereinafter be referred to as the “Acquisition”); and

WHEREAS, the parties also wish to provide for the treatment of certain rights, liabilities and obligations of VDUL in connection with the Acquisition.

NOW, THEREFORE, the parties agree as follows:

1.	Purchase and Sale of Units and the Loan

1.1. Acquisition.

(a) At the Initial Closing (as defined below), Buyer shall purchase from Seller, and Seller shall sell to Buyer, such right, title and interest as Seller may have in (i) 1000 units (the “Units”) of limited liability company interests of VDUL presently owned by Seller, which, to the awareness of the Administrators, represent 100% of the limited liability company interests of VDUL owned by Seller, and (ii) the Loan; provided, however, that legal title to the Units shall not transfer to Buyer until the Regulatory Approvals (as defined below) are addressed, as required hereunder, and certain other conditions set forth herein are satisfied.

(b) The aggregate purchase price payable by Buyer for the Units and the Loan (the "Purchase Price") is $15,233,452. The Purchase Price shall be adjusted in accordance with Section 1.1(c) below and shall be allocated between the Units and the Loan as follows: (A) $11,382,276 is allocable to the Units; and (B) $3,851,176 (representing the outstanding principal and interest of all amounts owed by VDUL to Seller under the Loan as of the Effective Date) is allocable to the Loan.

(c) The Purchase Price shall be (i) increased by any additional payments made by Seller to VDUL under the Loan from the Effective Date through the Initial Closing Date (as defined below)(each, an “Additional Loan Payment”), and (ii) decreased by any distributions made by VDUL to Seller (such distributions being limited to dividends or the payment of any management charges to Seller or any of its affiliates) from the Effective Date through the Initial Closing Date. Buyer and Seller hereby acknowledge that delivery from Seller to Buyer of a copy of a receipt of funds or bank statement evidencing any such Additional Loan Payment shall constitute sufficient evidence of the same. The allocation of Purchase Price to the Loan, as set forth in Section 1.1(b) above, shall be increased in an amount equal to all such Additional Loan Payment(s). The Purchase Price as adjusted through the Initial Closing Date shall hereinafter be referred to as the “Final Purchase Price.”

1.2. Management Services Agreement.

(a) The Company holds domestic and international Section 214 authorizations from the U.S. Federal Communications Commission (“FCC”) and certificates of public convenience and necessity or the equivalent from various state telecommunications regulatory commissions (the “State Commissions” and, collectively with the FCC, the “Commissions”)(such authorizations and certificates collectively referred to as the “Licenses”).

(b) Immediately following the execution of this Agreement, Buyer shall:

(i) initiate the delivery of the FCC (a) applications to transfer control of the Licenses to Buyer (individually, an “FCC Transfer Application” and collectively, the “FCC Transfer Applications”) and (b) requests for special temporary authority from the FCC pursuant to which control of VDUL will be transferred to Buyer until the FCC Transfer Applications have been approved (“STA Requests”), such that the FCC Transfer Applications and STA Requests are duly filed with the FCC no later than the business day following the Effective Date; provided, however, that Buyer shall use its best efforts to file the FCC Transfer Applications and STA Requests on the Effective Date; and

(ii) enter into a management services agreement (the “MSA”) in the form attached hereto as Exhibit A, which MSA shall become effective as of the Initial Closing Date.

(c) As soon as practicable, but in any event no later than five business days after the Effective Date, Buyer shall use its best efforts to file with the State Commissions all required notices, applications, petitions or other requests for approval to transfer control of the Company or Licenses to Buyer (“State Transfer Applications” and together with the FCC Transfer Applications, “Transfer Applications”); provided, however, the State Transfer Application(s) required by the state of New York shall be filed within one (1) business day after the Effective Date via overnight delivery service. For purposes of this Agreement, the term “business day” shall mean any day other than (1) a Saturday or Sunday, or (2) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of Illinois or the District of Columbia.

(d) From and after the Initial Closing Date until the termination of the MSA, Buyer shall operate the business of the Company pursuant to the MSA until (i) all notice waiting periods have expired or been waived by the corresponding State Commissions, and (ii) all Transfer Application approvals have been issued (collectively, “Regulatory Approvals”). A list of the required Regulatory Approvals is set forth in Schedule 1 attached hereto.

1.3. Payment of Purchase Price.

(a) Prior to the execution of this Agreement, Buyer made a non-refundable payment of $500,000 to Seller (the “Deposit”) for the sole benefit of Seller. Notwithstanding anything to the contrary herein, the Deposit shall not be returned to Buyer for any reason, including, without limitation, the failure of any Closing (as defined below) to have occurred.

(b) Immediately upon Buyer’s receipt of the Instruction Letter (as defined below), but in any case no later than the next business day after Buyer’s receipt of the same, Buyer shall pay, or cause to be paid, the Final Purchase Price as follows:

(i) Buyer shall deliver to Seller a fully executed debenture, in the form attached hereto as Appendix 1 (the “Debenture”), in the principal amount of $3,000,000 (the “Debenture Amount”).

(ii) To the extent that such payment has not already been made, £735,365 (the “Hitachi Funds”) shall be paid by wire transfer of immediately available funds to an account designated by Hitachi Capital UK plc (“Hitachi”), representing the full and final settlement of VDUL’s payment obligation to Hitachi under that certain Software Assignment Agreement, dated May 24, 2008.

(iii) An amount equal to the Final Purchase Price less the Deposit, the Debenture Amount and the Hitachi Funds (as applicable), shall be paid by wire transfer of immediately available funds to the Seller.

(c) Notwithstanding anything herein to the contrary, in addition to the payment by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement, Buyer shall also fully and irrevocably assign, transfer and deliver, or cause to be delivered, to Seller, the Options (as defined below) concurrently with the payment of the Final Purchase Price.

(d) (i) As used herein, “Instruction Letter” shall mean a letter from Seller (which may be delivered by means of documented overnight delivery service, facsimile, electronic mail or other electronic transmission) informing Buyer that the STA Requests have been approved, or otherwise confirming the same, and thereby instructing the Buyer to pay, or cause to be paid, no later than one business day following delivery of such notification to Buyer, the Final Purchase Price in accordance with the provisions of this Agreement. The Instruction Letter shall be in a form agreed to by the parties prior to the Effective Date.

(ii) As used herein, “Options” shall mean, collectively, those certain options to purchase an aggregate of 5,750,001 shares of Common Stock pursuant to each Capital Growth Systems, Inc. Fixed Stock Option Grant Agreement attached hereto as Appendix 2.

1.4. Closings.

(a) The payments set forth in Section 1.3(b) above and the deliverables set forth in Section 1.5 below shall each be made, and the initial closing of the Acquisition (“Initial Closing”) shall take place at the offices of Shefsky & Froelich Ltd., 111 E. Wacker #2800, Chicago, Illinois 60601 (the “Closing Offices”), immediately following Buyer’s receipt of the Instruction Letter, but in no event later than the next business day thereafter; provided, however, if the Initial Closing has not occurred by the seventh (7th) business day following the Effective Date, then either party may terminate this Agreement by delivery of five (5) business days notice (such date as of the end of the notice period being the “Outside Date” and such notice being the “Termination Notice”), in which event this Agreement shall be terminated. Notwithstanding the foregoing, the parties may elect to close at such other time, date and place as they may mutually agree. The Seller shall deliver the Instruction Letter to the Buyer (with a copy delivered to Buyer’s counsel) immediately upon any party’s receipt of written, or other, notice from the FCC that the STA Requests have been approved. The date on which the Initial Closing is actually held hereunder is referred to herein as the “Initial Closing Date”. In the event of termination of this Agreement pursuant to delivery of the Termination Notice, neither party shall have any liability to the other party for failure to close the transactions contemplated herein, except that a party may be liable if such termination is a direct result of such party’s breach of its obligations under Section 1.2(b)(i) or (ii) above.

(b) The final closing (“Final Closing”, together with the Initial Closing, the “Closings” and each, a “Closing”) shall take place at the Closing Offices as soon as practicable after all remaining Regulatory Approvals have been received (or jointly waived to the extent agreed between the parties that any Regulatory Approval is no longer required), but in any event no later than three (3) business days thereafter; provided that Buyer may elect to waive any such remaining Regulatory Approval(s) after ninety one (91) days following the Effective Date; provided, further, that in the event that Regulatory Approval for the State Commission for the State of New York is approved prior to ninety one (91) days after the Effective Date, then the Final Closing shall be held on the date of such approval, but in no event earlier than forty five (45) days following the date of the Initial Closing. At the Final Closing, legal title to the Units shall automatically be transferred to Buyer pursuant to the terms of the Escrow Agreement referenced in Section 1.5(a)(ix) without any further action required by any party. The date on which the Final Closing is actually held hereunder is referred to herein as the “Final Closing Date”.

1.5. Deliveries at Closings. At the Initial Closing, and subject to the simultaneous payment of funds and delivery of the Debenture and the Options described in Sections 1.3(b) and (c) above, the following deliveries shall be made:

(a)  Seller shall deliver, or cause to be delivered, to Buyer or its designees as follows:

(i) a counterpart executed copy of that certain Term Loan and Security Agreement, as executed by VDUL in favor of ACF CGS as agent (“Agent”) for the lenders named therein, substantially in the form attached hereto as Exhibit B (the “Loan and Security Agreement”), whereby VDUL pledges to Agent a security interest as of Initial Closing in all of its assets except those telecom related assets where prior approval of the State Commissions is required for such approval; a counterpart executed copy of that certain Security Agreement, as executed by VDUL in favor of the subordinated lenders named therein in the form attached hereto as Exhibit C (the “Subordinated Security Agreement”); and a counterpart executed copy of that certain Intercreditor and Subordination Agreement, as executed by VDUL in the form attached hereto as Exhibit D (the “Sub-Debt Intercreditor Agreement”). By execution of this Agreement, Seller and Buyer acknowledge that:

(A) Agent shall as of the Initial Closing, hold a security interest in the assets of VDUL and be entitled to the rights and remedies set forth in the Loan and Security Agreement, including the right to enforce the rights and remedies of Buyer under this Agreement to receive delivery of the Units upon the Final Closing;

(B) the execution of the Loan and Security Agreement and the ancillary documents thereto, including, but not limited to, UCC Filing Authorization Letter, a United Kingdom Deed of Priority, Intellectual Property Security Agreement, a Membership Interest Transfer Power (endorsed in blank), an officer’s certificate regarding absence of defaults, and a secretary’s certificate, shall be made on behalf of VDUL by Buyer in its capacity as Manager of VDUL, to which execution and delivery Seller consents; and

(C) the execution of the Subordinated Security Agreement and the Sub-Debt Intercreditor Agreement shall be made on behalf of VDUL by Buyer in its capacity as Manager of VDUL, to which execution and delivery Seller consents.

(ii) the Loan, along with a fully executed Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”), whereby Seller irrevocably assigns, and Buyer irrevocably assumes, any and all of Seller’s rights and obligations under the Loan;

(iii) release documentation, in the agreed form, duly executed by all required parties thereto unconditionally and irrevocably releasing the Units and the assets of the Company from all collateral liens and security interests in favor of Lloyds TSB Bank plc;

(iv) release documentation, in the agreed form duly executed by Macquarie unconditionally and irrevocably releasing the assets of the Company from all collateral liens and security interests in favor of such parties (together with proof of payment or settlement, as applicable) and release of all equipment (except equipment located at customer interconnect sites) subject to capital leases with Macquarie;

(v) a copy of the Limited Liability Company Agreement (“LLC Agreement”) for VDUL, together with a duly executed amendment to the LLC Agreement changing the manager(s) or the members responsible for the management of VDUL to Buyer;

(vi) possession of all of the Hewlett Packard servers in the possession or control of Seller which support the USX, Lattis and Oracle software applications of VDUL; provided, that for purposes of this Section 1.5(a)(vi), all such servers that are in the possession or control of VDUL as of the Initial Closing Date, shall be deemed delivered to Buyer;

(vii) possession of all books and records of VDUL that have been customarily maintained at VDUL’s offices or which would otherwise be required for Buyer to be able to complete its audit of VDUL’s operations for the calendar years ended December 31, 2006 and 2007 (including balance sheets if any exist for VDUL as of December 31 of each of 2005, 2006 and 2007, as well as for all of 2008 through the Initial Closing Date); provided, that for purposes of this Section 1.5(a)(vii), all such books and records on the premises of VDUL located at 200 S. Wacker Street, Chicago, Illinois as of the Initial Closing Date, shall be deemed delivered to Buyer;

(viii) passwords to all computers, computer systems and computer programs of VDUL necessary for operation of VDUL’s business in the possession or control of Seller, to the extent that the same is not in the possession and control of VDUL as of the Initial Closing date; and

(ix) (A) a duly executed escrow agreement, in the form attached hereto as Appendix 3, (B) the certificate for the Units, and (C) a duly executed assignment separate from such certificate assigning the Units to Buyer. The deliverables set forth in this Section 1.5(a)(ix) shall be delivered to Shefsky & Froelich Ltd. as escrow agent to hold for the benefit of the parties, and legal title shall be transferred to Buyer as of the Final Closing.

(b) Buyer shall deliver, or cause to be delivered, to Seller or its designees as follows:

(i) a counterpart fully executed copy of the Sub-Debt Intercreditor Agreement;

(ii) the fully executed Debenture;

(iii) the fully executed Assignment and Assumption Agreement;

(iv) the fully executed Subsidiary Guaranty in favor of Seller, in the form attached hereto as Exhibit F; and

(v) the Options, fully and irrevocably assigned and transferred to the Seller.

1.6. United States Tax Treatment. The parties acknowledge that the Acquisition shall be considered a sale by Seller and acquisition of assets of VDUL by Buyer for United States income tax purposes, and the Buyer and Seller agree to file with their respective United States federal income tax returns consistent Forms 8594-Asset Acquisition Statements Under Section 1060, including any required amendments thereto.

2.	Representations and Warranties of Seller

NEITHER SELLER NOR THE ADMINISTRATORS, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, PARTNERS, AGENTS, REPRESENTATIVES, ATTORNEYS OR ACCOUNTANTS, MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OF ANY KIND TO BUYER, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO (I) THE COMPANY OR THE COMPANY’S BUSINESS, ASSETS, LIABILITIES OR OPERATIONS AND (II) THE ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

3.	Representations and Warranties of Buyer

3.1. Investment Representations. Buyer represents and warrants as follows:

(a) Buyer understands that the Units have not been registered under the Securities Act of 1933 (the "1933 Act") or the laws of any state, and the transactions contemplated hereby are being undertaken in reliance upon an exemption from the registration requirements of the 1933 Act, and reliance upon such exemption is based upon Buyer's representations, warranties and agreements contained in this Agreement.

(b) Buyer has received and carefully reviewed all information necessary to enable Buyer to evaluate the Acquisition. Buyer has been given the opportunity to ask questions of and to receive answers from Seller, the Administrators and the Company concerning the Company’s business, the Units and the Loan, and to obtain such additional written information necessary to verify the accuracy thereof.

(c) Buyer is aware the purchase of the Units and the Loan is speculative and involves a high degree of risk. Buyer is aware that there is no guarantee that Buyer will realize any gain from the Acquisition. Buyer further understands that Buyer could lose the entire amount of the Purchase Price and any additional sums invested into the Company by Buyer after the Effective Date.

(d) Buyer understands that no federal or state agency or other authority has made any finding or determination regarding the fairness of the Acquisition or has made any recommendation or endorsement thereof or has passed in any way upon this Agreement.

(e) Buyer, subject to the proviso set forth below: (i) is acquiring the Units solely for Buyer's own account for investment purposes only and not with a view toward resale or distribution thereof, in whole or in part, (ii) has no undertaking, agreement or arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Units to any other person; and (iii) agrees not to sell or otherwise transfer the Units unless and until it is subsequently registered under the 1933 Act and any applicable state securities laws, or unless an exemption from any such requirement is available

(f) Buyer is financially able to bear the economic risk of the Acquisition, including the ability to hold the Units indefinitely and to afford a complete loss of the Purchase Price and any additional sums invested into the Company by Buyer after the Effective Date. Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Acquisition.

3.2. Access to Data. Buyer has received and reviewed information about the Company and has had an opportunity to discuss the Company's business, management and financial affairs with its management and to review the Company's facilities. Buyer understands that such discussions, as well as any written information provided by Seller, Administrators or the Company, were intended to describe the aspects of the Company’s business and prospects which Seller, Administrators or the Company believes to be material, but were not necessarily a thorough or exhaustive description, and Seller and Administrators make no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity. Some of such information includes projections as to the future performance of the Company, which projections may not be realized, are based on assumptions which may not be correct and are subject to numerous factors beyond Seller’s and Administrators’ control.

3.3. Authorization. As of the Effective Date, all action on the part of Buyer and its officers, directors and partners necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Buyer hereunder shall have been taken, and this Agreement, assuming due execution by the parties hereto, constitutes valid and legally binding obligations of Buyer, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

3.4. Compliance with Other Instruments. Buyer is not in violation or default of any provision of its certificate of incorporation or other organizational documents, as applicable, each as in effect immediately prior to the applicable Closing, except for such failures as would not be reasonably expected to materially adversely effect the ability of Buyer to perform its obligations under this Agreement (a "Buyer Material Adverse Effect"). Buyer is not in violation or default of any provision of any material instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would reasonably be expected to have a Buyer Material Adverse Effect. To the best of its knowledge, Buyer is not in violation or default of any provision of any federal, state or local statute, rule or governmental regulation which would reasonably be expected to have a Buyer Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buyer pursuant to any such provision.

3.5. “As Is/Where Is”. Buyer acknowledges and agrees that it is entering into this Agreement: (i) having made such inspection and investigation of the Units, the Loan and the Company as it thinks fit; (ii) on the basis that it is acquiring the Units, the Loan and the Company "as is" and "where is"; (iii) knowing that the Purchase Price to be paid for the Units and the Company has been calculated on the basis that the risk of good title to all or any of the Units and the Company not passing under this Agreement is at Buyer's risk; (iv) having taken such professional advice as it considers appropriate; and (v) in the belief that since it is contracting with a company in administration the terms and conditions of this Agreement are reasonable.

3.6. Duty to Inform. Buyer shall keep Seller fully apprised of the status of Buyer’s efforts to obtain the Regulatory Approvals (including when any Regulatory Approvals are obtained) and shall fulfill any other conditions and obligations imposed upon Buyer hereunder or under the MSA.

3.7. Commission Qualifications. To the Buyer’s Knowledge, there is no reason for the Commissions to find that Buyer is not qualified to control VDUL or the Licenses, including reasons based on foreign ownership, and no unresolved regulatory compliance issues regarding Buyer or its affiliates that could delay the regulatory approval process or cause the Commission’s to deny the requested approvals.

3.8. Options. The Options (i) are fully transferable and assignable to Seller; (ii) are not subject to any restrictions, other than those expressly stated therein; and (iii) have not been exercised (in whole or in part), amended, modified, supplemented, cancelled, rescinded or terminated.

3.9. Solvency. Buyer represents and warrants that it is, and after the Effective Date will remain, solvent, and has not, and shall not, commence any bankruptcy, liquidation, reorganization or insolvency cases or proceedings. Buyer further represents and warrants that it, as the manager of the Company, shall not commence any bankruptcy, liquidation, reorganization or similar insolvency proceedings with respect to the Company.

4.	Covenants

4.1. Confidentiality. Administrators, Seller and Buyer, and their respective officers, directors, partners and affiliates, agree to keep the terms and conditions of this Agreement and the transactions contemplated hereby confidential, and each agree not to disclose to any party not a party to this Agreement any of the terms hereof, except where such disclosure is: (i) to its professional advisers, (ii) current and prospective financing sources, or (iii) is required by applicable law or the rules or standards of the U. S. Securities and Exchange Commission (the “SEC”), London Stock Exchange or the Listing Rules of the UK Listing Authority or the rules and requirements of any other competent regulatory body, which determination may be made in the good faith opinion of counsel to the party that is subject to the regulatory body in question. Buyer expressly acknowledges that it has received, and will receive in the future, Confidential Materials (as hereinafter defined), and that disclosure of such Confidential Materials to parties not a party to this Agreement would cause irreparable harm to Seller or Administrators. Except with the prior written consent of Seller or Administrators or as required by law, neither Buyer nor its officers, directors, partners or affiliates, shall (i) disclose any Confidential Materials to any party not a party to this Agreement or otherwise permitted hereunder, or (ii) use any Confidential Materials for any purpose except in connection with their efforts on behalf of Seller or Administrators, or as necessary to assist in the operation of VDUL pursuant to the MSA. Buyer and its officers, directors, partners and affiliates shall use their best efforts to preserve the confidentiality of all Confidential Materials, subject to the requirement for dissemination as may be required in the good faith opinion of its counsel as it relates to disclosure to meet regulatory body approval or with respect to the exceptions enumerated above. In the event that a party concludes that it is legally obligated to disclose any provision of this Agreement or any Confidential Materials, such party shall provide the other party with prompt written notice, and shall seek to limit the dissemination of such Confidential Materials. In the case of legal proceedings in which such disclosure is required, the parties shall cooperate to obtain an appropriate protective order or comply with such other procedural requirements limiting the disclosure of such material. The parties acknowledge that they may be required to disclose certain terms of this Agreement, or the entirety hereof, to the FCC and/or certain State Commissions in connection with applying for the Regulatory Approvals. Notwithstanding the foregoing, Administrators may disclose details of this Agreement to their appointors, advisers and any liquidator of Seller and also for the purpose of enforcing its terms, or if required to do so by any court. They may also include appropriate details in their administration records, accounts and returns.

Notwithstanding the foregoing,: (i) Seller or Administrators may disclose the amount of the Purchase Price, Final Purchase Price, Debenture and Options to any third party if, in the sole and absolute discretion of Seller or Administrators, such disclosure is necessary to enable Seller and/or Administrators to fulfill its/their obligations under the terms of any contract or arrangement with such third party (subject to Seller or Administrators’ undertaking to notify Buyer to the extent any such disclosure shall be made); and (ii) Buyer may disclose the terms of this Agreement at such time as its securities counsel is of the opinion that Buyer is required to file a Form 8-K with the U.S. Securities & Exchange Commission disclosing the material terms of this Agreement.

"Confidential Materials" means any information or materials, whether written or oral, tangible or intangible, (i) concerning the Company, its subsidiaries, businesses, markets, products, prospects, finances and member(s), and (ii) which Buyer develops, or with respect to which Buyer gains access or knowledge, as a direct result of Seller’s, Administrators' or VDUL’s provision to Buyer of information and/or materials. Notwithstanding the foregoing, the Confidential Material shall not include (A) information that was known to, and material that was in the possession of, Buyer prior to the commencement of any negotiations with Seller and Administrators, (B) information that is or becomes generally known to, and materials possessed by, the public at large or entities involved in the business of VDUL (other than as a result of a breach of this agreement by Buyer or by disclosure of any other party which Buyer knows, or has reason to know, is under an obligation of confidentiality to Seller and Administrators), (C) information or material acquired by Buyer independently from a third party (other than a third party which Buyer knows, or has reason to know, is under an obligation of confidentiality to Seller and Administrators), and (D) information or material independently developed by Buyer and not as a result of the disclosure of information or provision of materials by Seller or Administrators. The Confidential Materials may include, but are not necessarily limited to, the following: concepts; techniques; data; documentation; research and development; customer lists; advertising plans; distribution networks; new product concepts; designs; patterns; sketches; planned introduction dates; processes; marketing procedures; "know-how"; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial pro formas.

4.2. Reasonable Assistance. If requested by Seller or Administrators, Buyer shall give all reasonable assistance to Seller and/or Administrators in connection with any claim or loss actions, proceedings, claims and demands brought or made by or against Seller and/or Administrators which relate to the Units or the Company. Similarly, if requested by Buyer, Seller, to the extent that it is reasonably able and it is commercially reasonable for it to do so, will provide Buyer, at Buyer’s expense, reasonable access to inspect and copy any of Seller’s books and records that Buyer or its auditors may reasonably require in order to enable them to complete an audit or financial review of VDUL’s financial condition for calendar years 2006 and 2007 and with respect to operations through the Initial Closing Date in 2008.

4.3. Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller, Administrators and their respective officers, managers, members, employees, agents, attorneys and affiliates from and against, and to promptly pay, all damages asserted against or incurred by reason of or resulting from:

(a) a breach or misrepresentation, nonfulfillment of, or any failure to perform by Buyer of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto, including without limitation the Assignment and Assumption Agreement; or

(b) the failure of Buyer to pay, perform and discharge when due the Purchase Price or Final Purchase Price; or

(c) all liabilities incurred as a result of Buyer's operation of the Company from and after the Effective Date, including, without limitation, any liabilities or damages to Seller or Administrators resulting from Buyer’s failure to obtain all Regulatory Approvals prior to any Closing.

4.4. Name Change. Buyer hereby agrees to file all applications, notices, documents and instruments that are required to effect a legal change of the Company’s name to another name which does not contain the word “Vanco” with all applicable governmental and regulatory authorities (including but not limited to the Delaware Secretary of State, all other applicable Secretaries of State or the equivalent, the FCC, all applicable State Commissions and all applicable agencies having jurisdiction over tax or regulatory assessments of any kind). Immediately following the Initial Closing, Buyer shall use its best efforts, and shall initiate all necessary actions, including without limitation, making all filings and obtaining all required regulatory approvals, to effect the foregoing name change no later than one business day following the Final Closing Date, with the exception of states that require pre-approval of the Acquisition. For states that require pre-approval of the Acquisition, Buyer shall may such name change filings within two (2) business days of the receipt of each such state’s approval of the Acquisition. Seller agrees to cooperate with Buyer in effecting such name change. Buyer also agrees to notify all customers of VDUL of the name change at Buyer’s own expense.

4.5. Regulatory Approvals.

(a) It is Buyer's responsibility (at its own expense) to apply for and obtain any necessary or appropriate licenses, consents, approvals, permits, registrations or rights to use (including Regulatory Approvals) or have the benefit of any of the Units or the Company as soon as reasonably practicable consistent with Section 1.2 above. Buyer shall use its best efforts to obtain all such licenses, consents, approvals, permits, registrations, rights and Regulatory Approvals as soon as possible following the Effective Date. Failure to obtain any requisite license, consent, approval, permit, registration, right or Regulatory Approval or any failure to consummate the Closings shall not prejudice this Agreement or, in particular, the Purchase Price or Final Purchase Price payable under it (which shall not be repayable under any circumstances). To the extent that any of such approvals reasonably require the execution of documents or other assistance of Seller or the Company prior to or following the applicable Closing, Seller agrees to use its best efforts (to the extent it is able to) to cooperate with Buyer to obtain such approvals and to cause the Company to cooperate with Buyer as well. Buyer also agrees to cooperate fully with Seller and to pay all costs, fees and expenses with respect to any ongoing regulatory reporting obligations Seller may have with respect to licenses issued to VDUL following the Initial Closing and Final Closing ( as applicable).

(b) (i) Notwithstanding anything to the contrary herein, Buyer hereby acknowledges and agrees that once paid, the Purchase Price and any other amounts paid, or to be paid, by the Buyer (or any of its subsidiaries or affiliates) in connection with the Acquisition, shall be non-refundable under any circumstance (including, without limitation, the failure of the Final Closing to occur), absent fraud by Seller; and (ii) in furtherance of clause (i) above, neither the Buyer nor any of its subsidiaries or affiliates shall have any right to, nor shall any such person assert any claim or otherwise take any action to, recoup, clawback, recover or otherwise obtain any refund of all or any portion of the Purchase Price or any other amounts paid, or to be paid, by the Buyer (or any of its subsidiaries or affiliates) in connection with the Acquisition, absent fraud by Seller.

4.6. Resignations. Prior to the Effective Date, each of the managers and officers of VDUL have given Buyer notice of their intent to resign from all such positions. The parties hereby agree to accept each such resignation as of the Initial Closing Date. The Administrators shall appoint Buyer as replacement manager and appoint Patrick C. Shutt as CEO, George King as President, Secretary, Robert Pollan as COO and Jim McDevitt as COO, Treasurer of VDUL.

4.7. Transition Services Agreement.  (a) Buyer expressly acknowledges the existence and effect of that certain Transition Services Agreement between the Company and Vanco US LLC (“VUS”) dated May 23, 2008 (the “TSA”). The parties acknowledge that a dispute has arisen under the TSA between Seller and VDUL on one hand and VUS on the other with respect to a certain lease relating to commercial office space in Chicago, Illinois (the “S. Wacker Lease”). The terms of the TSA purportedly include an obligation of VUS to assume the S. Wacker Lease. The parties hereby agree that they will use commercially reasonable efforts, and Buyer shall cause VDUL to use commercially reasonable efforts, to cause VUS to take full assignment of the S. Wacker Lease, and, until such assignment is consummated, to otherwise cause VUS to continue making at least fifty percent (50%) of the remaining lease payments to VDUL through the term of the S. Wacker Lease. Further, the parties hereby agree that, after the Effective Date, (i) any lease payments or other such consideration received by VDUL from VUS or its affiliates in connection with the S. Wacker Lease shall constitute “Vanco US Payments” (as such term is defined in the Debenture) and (ii) immediately upon receipt of any and all Vanco US Payments, Buyer shall deliver, or cause VDUL to deliver, evidence of such payments to Seller.

(b) Without prejudice to the express exclusion of representations, warranties and liability of Seller and the Administrators set forth in Sections 2 and 7 hereof, the parties further acknowledge that the “USX Portal” and associated “Intellectual Property” that has been used by VDUL for purposes of its historic operations is the portal that has been retained by VDUL, as acknowledged in the TSA, as distinguished from the “Net Direct Portal” that has been used by VUS with respect to its business; for the avoidance of doubt, to the extent that the USX Portal has been marketed under the name “net direct portal,” this has no bearing on the fact that the USX Portal is the property of VDUL and ownership and part of the assets underlying VDUL to be enjoyed by Buyer in connection with this Agreement.

5.	Provision of Assistance for Seller and Administrators

Buyer will permit Seller and Administrators and their authorized representatives to inspect the books and records of the Company at any time following the Effective Date for the purpose of completing the administration and will preserve and keep safe such records and not destroy them. The Buyer will also permit Seller, Administrators and any other person to inspect and copy its books and records and produce originals of such books and records and will preserve and keep safe such books and records and not destroy them. Seller and the Administrators agree to maintain the confidentiality of the books and records of the Company, subject to the Confidential Information standards set forth above.

6.	Exclusion of Personal Liability

6.1. Administrators are agents of Seller and have been acting in that capacity in the negotiation, preparation and implementation of this Agreement.

6.2. Neither Administrators nor their firm, staff, employees, advisers and agents shall incur personal liability under this Agreement or any other deed, instrument or document entered into pursuant to it and any liability to which Administrators or their staff, employees, advisers and agents would otherwise be subject (whether in contract, tort or otherwise) is expressly excluded.

6.3. Any right under this Agreement which is for the benefit of Administrators (and in particular, without prejudice to the generality of the foregoing, any right to be indemnified by Buyer and the rights granted hereunder and all rights to receive any payment from Buyer) shall also be for the benefit of, and shall be exercisable by, any subsequent administrator, liquidator or other insolvency practitioner (a "Subsequent Appointee") appointed in respect of Seller and so that, as regards such Subsequent Appointee, the relevant clause shall apply mutatis mutandis so that references to Administrators shall be treated as references to such Subsequent Appointee.

7.	Exclusion of Liability

7.1. All conditions, representations (including pre-contractual negligent and innocent misrepresentations) and warranties express or implied, and whether statutory or otherwise, relating to all or any of the Units and the Company are expressly excluded, unless specified in this Agreement. In particular, but without limitation, all representations and warranties as to title, quiet possession, enjoyment, quality, condition, state or description of the Units and the Company or their fitness or suitability for any purpose whatsoever or whether any necessary consents for the assignment or transfer of the Units and the Company or any of them will be forthcoming are expressly excluded, unless specified in this Agreement.

7.2. Any claim of Buyer, or of any person claiming through it, against Seller shall take effect as an unsecured claim and not as an administration expense.

7.3. The exclusions of liability in this Agreement shall:

(a) arise and continue notwithstanding the termination of Administrators' agency before or after the signing of this Agreement and shall operate as waivers of any claims in tort as well as under the law of contract;

(b) be in addition to and not in substitution for and notwithstanding any right of indemnity or relief otherwise available; and

(c) continue after each of the Closings.

7.4. Nothing in this Agreement shall operate to restrict or affect in any way any right of Administrators to be indemnified, or to exercise a lien howsoever.

7.5. In the absence of an express provision to the contrary, nothing in this Agreement shall require Seller or Administrators to carry out or continue to carry out any arrangement or contract, whether single or of continuing effect, with third parties and whether in relation to the Units, the Loan, Company or otherwise.

7.6. Any claim against Seller and/or against Administrators (or their firm, partners, employees, agents, advisers or representatives) shall in any event and in addition to the exclusions of liability contained in this Agreement, be irrevocably waived by Buyer unless made in writing by notice to Administrators within sixty (60) days after the Initial Closing Date.

7.7. Without prejudice to each and every provision of this Agreement, any claim of Buyer, or of any person claiming through, under or in relation to Buyer shall not in any circumstances exceed the lower of the Purchase Price and the net realizable value of the Units available to Administrators in the administration of Seller.

7.8. The exclusions and limitations contained in this Agreement shall not apply in the case of any fraudulent misrepresentation made by Seller or Administrators or their respective agents or insofar as any action against any of them is based upon the fraud of Seller or Administrators or their respective agents.

7.9. Administrators are party to this Agreement solely to obtain the benefit of the exclusions and limitations on liability and undertakings in their favor.

8.	Miscellaneous

8.1. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

8.2. Survival. The representations and warranties made by Buyer herein shall survive the Initial Closing for a period of one year, whereupon they shall cease and be of no further force and effect.

8.3. Successors and Assigns. This Agreement shall not be assignable by Buyer without the express prior written consent of Seller and Administrators. This Agreement may be assigned by: (i) Seller or Administrators to an affiliate of Seller; and (ii) by Buyer to an affiliate of Buyer. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto.

8.4. Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

8.5. No Set Off. Without prejudice to the other provisions of this Agreement, Buyer shall not be entitled to set off any claims it may have against Seller or Administrators or any of them or exercise any lien whatsoever against or make any deduction from any money (including cheques or other negotiable instruments) payable to Seller or Administrators or any of them pursuant to this Agreement and such money shall be paid forthwith in full as it becomes due in accordance with the terms of this Agreement.

8.6. Notices, Etc. All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission, to following addresses and numbers. Notices to Seller shall be addressed to:

Vanco plc (in administration)
Holborn Gate
26 Southampton Buildings
London WC2A 1PB
Fax: +44(0) 203 077 0599
Attn: The Administrators

Notices to Administrators shall be addressed to:

The Administrators (in administration)
Holborn Gate
26 Southampton Buildings
London WC2A 1PB
Fax: +44(0) 203 077 0599
Attn: Simon Granger and Chad Griffin

Each with a copy to:

Bingham McCutchen LLP
2020 K Street NW
Washington, DC 20006
Fax: 202-373-6001
Attn: Andrew M. Ray, Esq.

or at such other address and to the attention to such other person as Seller and/or Administrators may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

c/o Capital Growth Systems, Inc.
500 West Madison Street, Suite 2060
Chicago, IL 60661
Fax: 312-673-2422
Attn: Mr. Patrick Shutt, CEO

with a copy to:

Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, IL 60601
Fax: 312-527-3194
Attn: Mitchell Goldsmith, Esq.

or at such other address and to the attention of such other person as Buyer may designate by written notice to Seller and Administrators.

8.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such first party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

8.8. Successors. For the purposes of interpreting this Agreement, Administrators shall be construed as being to Administrators and any person who is appointed as an Administrator in substitution for any Administrator or as an additional Administrator in conjunction with the Administrators.

8.9. Expenses. Except as set forth in Section 4.5, Seller, Administrators and Buyer shall each bear the expenses and legal fees incurred on their own behalf with respect to this Agreement and the transactions contemplated hereby. Seller (not the Company) shall be responsible for all brokerage commissions to Houlihan Lokey et. al. and with respect to all legal and closing costs associated with Seller with respect to the transactions contemplated herein. Buyer shall be responsible and liable for the fees of any counsel retained by Buyer to prepare and prosecute the applications, notifications and other filings required to obtain the Regulatory Approvals or the waiver thereof.

8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument and shall be binding whether in the form of original, photocopy, facsimile or email pdf.

8.11. Severability; Enforcement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. The parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any of the provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies a party may have at law or equity, the parties shall be entitled to seek an injunction of injunctions to prevent such breached of this Agreement and to enforce specifically the terms hereof.

8.12. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. No party shall benefit from any rule construing this Agreement against that party as drafter, and it is acknowledged that the document is jointly drafted.

8.13. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Initial Closing Date:

(a) by the mutual consent of Buyer, Administrators and Seller;

(b) by Seller or Administrators, in their sole and absolute discretion, in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and Buyer’s failure to cure the same within ten (10) days of notice of breach if such breach is susceptible of a cure; or

(c) by Seller or Administrators, in their sole and absolute discretion, if a Buyer Material Adverse Effect occurs and Buyer fails to remedy the events causing the same within two (2) days following delivery of notice from Seller.

8.14. Control. Nothing in this Agreement permits, or will be deemed to permit, Buyer to exercise de facto or de jure control over the Company prior to Initial Closing.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“Seller”
Vanco plc (in administration) represented by ________________ one of its
Administrators (without personal liability)

By: _________________________
Name: ______________________
Title: ________________________

"Administrators"
On behalf of the Administrators (without personal liability)
By: _________________________
Name: ______________________
Title: ________________________

“Buyer”
Capital Growth Acquisition, Inc.
By: _________________________
Name:________________________
Title: ________________________